CONTACT:
Joy Schmitt Corporate Communications schmitt@genta.com 908-286-6449

Genta Announces 2nd Quarter 2004 Financial Results

Update of Genasense® Clinical Trials and Timelines

BERKELEY HEIGHTS, NJ – August 3, 2004 – Genta Incorporated (NASDAQ: GNTA) today announced financial results for the 2nd quarter ended June 30, 2004. The Company reported revenues of $1.6 million for the quarter, and a net loss of $29.2 million or $0.37 per share. The net loss was largely driven by special items, including expenses related to the re-sizing of the Company and inventory that was expensed due to the commercialization delay of Genasense® (oblimersen sodium) Injection. At the end of the quarter, the Company had cash, cash equivalents and marketable securities totaling $50.2 million.

“The major news of the quarter focused on the May 3 review by the FDA’s Oncology Drug Advisory Committee (ODAC) of the Genasense New Drug Application (NDA) in melanoma,” noted Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer. “While a majority of committee members voted that the significant increase in response rate provided evidence of clinical activity, the committee also indicated that the overall evidence was insufficient to recommend approval. Subsequent to that action, the Company withdrew the NDA and implemented a major reduction in workforce in order to focus resources on the late-stage Genasense development program.”

“The Company remains committed to the further development of Genasense. We expect to analyze and release final results from two additional Phase 3 trials in the 4th quarter of this year. These trials include a total of 465 patients with either multiple myeloma or chronic lymphocytic leukemia. If the data from at least one of these trials are positive, and with FDA agreement, we plan to initiate submission of another Genasense NDA before year-end.”

Financial Information

The Company reported revenues of $1.6 million for the 2nd quarter, an 18% increase compared to the 2nd quarter of 2003. This increase was due to sales of Ganite® (gallium nitrate injection), which totaled $0.3 million for the quarter.

Second quarter gross expenses were $39.2 million, before reimbursements pursuant to our commercialization agreement with Aventis. This amount represented an increase of $14.8 million over the comparable period in 2003. Several special items drove the increase in 2004 expenses. Due to the delay in the commercial launch of Genasense, $7.0 million of vialed drug product that we expected to sell upon commercialization is now anticipated to be used for clinical trials and has been expensed. Also, in accordance with accounting practice, $11.7 million of Genasense bulk drug substance has been expensed. This material can be used to produce commercial supplies of Genasense drug product should one of the pending clinical trials be positive and form the basis for a Genasense NDA submission. In additio n, $1.9 million in expenses related to severance costs and anticipated legal costs were incurred during the quarter. Excluding these $20.6 million of expenses, 2nd quarter gross expenses were $18.6 million, a $5.8 million or 24% decrease compared to the 2nd quarter of 2003.

Second quarter net expenses, after the Aventis expense reimbursement of $8.5 million, increased from $5.0 million in the 2nd quarter of 2003 to $30.7 million in the 2nd quarter of 2004. The aforementioned $20.6 million of expenses, increased selling, general and administrative expenses associated with the marketing of Ganite and costs of the sales force, plus a lower Aventis reimbursement, drove the increase in net expenses. The lower level of Aventis reimbursement in the 2nd quarter 2004 was primarily due to the higher level of Genasense drug shipments to Aventis in the 2nd quarter of 2003. The Company reported a net loss for the 2004 2nd quarter of $29.2 million or $0.37 per share, compared with a net loss of $3.4 million or $0.05 per share for the 2nd quarter of 2003.

Genta had cash, cash equivalents and marketable securities of $50.2 million as of June 30, 2004. This compares to $67.5 million as of March 31, 2004 and $97.2 million as of June 30, 2003. In addition to the net loss, a key factor in the cash used during the 2nd quarter was $5.2 million in Genasense drug substance purchases.

We expect our recent re-sizing of the Company to reduce our cash use for ongoing activities to an estimated $3 million per month. Based on this lower rate, anticipated drug purchases, and other items, the Company projects that it should have sufficient cash to maintain operations at current levels through mid-2005. It is likely that the Company will seek additional external financing before that time.

Product Update

     Genasense

Genasense is currently being studied in a number of clinical trials. Together with Aventis and the National Cancer Institute (NCI), the Company and its collaborators have completed or are currently running randomized clinical trials in 6 different cancer indications. Highlights of the randomized trials sponsored directly by the Company appear below.

  Myeloma: The Phase 3 trial in multiple myeloma was closed to enrollment in the 2nd quarter, 2003. A total of 224 patients were enrolled, and a minimum of one-year of follow-up from time of randomization is now available for all patients. In this trial, eligible patients received high-dose dexamethasone and were randomly assigned to receive Genasense or no additional therapy. The primary end-point of the study is to increase time-to-disease progression; secondary end-points include overall response, response duration, survival, and safety.
  Chronic lymphocytic leukemia (CLL): The Phase 3 trial in CLL completed enrollment late in the 2nd quarter, 2003. A total of 241 patients were enrolled, and a minimum of one-year of follow-up for randomization is now available in all patients. In this trial, eligible patients received fludarabine and cyclophosphamide and were randomly assigned to receive Genasense or no additional therapy. The primary end-point of the study is to demonstrate an increase in the proportion of patients who achieve complete or “nodular partial” remissions.

Two other randomized trials are being conducted by either the Company or the Cancer and Leukemia Group B (CALGB), a major NCI-sponsored oncology cooperative group. These trials differ from previous studies in that they were not prospectively reviewed by FDA for registration suitability prior to initiation. Details of these trials are as follows:

  Non small cell lung cancer: The Company announced that enrollment in its randomized trial in non small cell lung cancer was completed in the 2nd quarter, 2004. A total of 298 patients enrolled in this trial that targeted patients who had progressed on front- line chemotherapy. Patients received docetaxel (Taxotere®; Aventis) with or without Genasense. The primary end-point of the study is to improve overall survival; key secondary end-points include time-to-progression and antitumor response. Follow-up for the survival end-point is expected to be complete in the 2nd half of 2005.
  Acute myeloid leukemia: This trial tests the addition of Genasense to daunorubicin plus cytarabine in patients ≥ 60 years of age who have not previously received chemotherapy. Approximately 500 patients may be accrued to this study. The primary end-point is overall survival; key secondary end-points include complete remission rate, remission duration, and safety. As yet, the CALGB has not released expectations for enrollment completion.

Two oncology cooperative groups, including a large European group (EORTC) and the CALGB, are conducting exploratory randomized trials, as follows:

  Prostate cancer: This trial evaluates the addition of Genasense to docetaxel in patients with hormone-refractory prostate cancer who have not previously received chemotherapy. Approximately 100 patients are expected to enroll. Key end-points include response and progression- free survival.
  Small cell lung cancer: This trial tests the combination of Genasense plus carboplatin and etoposide in patients with extensive-stage disease who have not previously received chemotherapy. The primary end-point of the trial is to compare proportional survival at 12 months after randomization. Approximately 55 patients will be enrolled. Accrual to this trial is expected to conclude in the 2nd half of 2004.

Additional non-randomized trials that evaluate Genasense in combination with various types of chemotherapy are currently ongoing in other diseases, including:

  Chronic lymphocytic leukemia
  Non-Hodgkin’s lymphoma
  Chronic myeloid leukemia
  Waldenstrom’s macroglobulinemia
  Breast cancer
  Colon cancer
  Liver cancer
  Kidney cancer
  Stomach cancer
  Pancreas cancer
  Pediatric solid tumors

     Ganite

With the reduction in workforce previously announced, the Company also suspended field sales and marketing support for Ganite. Certain, previously initiated, clinical trials of Ganite are continuing, and the Company has agreed to continue to supply the drug to selected clinical investigators at no cost in order to continue those clinical trials. The Company is currently reviewing its strategic options for the product.

Corporate Highlights

Subsequent to the ODAC vote, the Company elected to withdraw its NDA for the use of Genasense in combination with dacarbazine for the treatment of patients with advanced melanoma. Genta and Aventis also discontinued their previously announced Expanded Access Program for patients with advanced melanoma.

Subsequent to the ODAC vote, Genta also implemented a reduction of approximately 50% of its workforce and closed its laboratory and office facility in Salt Lake City, UT. While all areas of the Company were affected by these actions, the reductions concentrated on corporate and field sales force and laboratory-based research personnel. The Company plans to focus resources conserved by these actions on the development of Genasense.

As a consequence of the negative outcome of the ODAC meeting and the resulting drop in the share price of Genta common stock, a number of class action and shareholder derivative lawsuits were filed against the Company and certain of its Officers and Directors. The Company believes these litigations are without merit and will vigorously defend against these suits.

Conference Call and Webcast

Genta Incorporated will host a conference call and live audio webcast of its second quarter financial results this morning, Tuesday, August 3, 2004. Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer, and William Keane, Genta’s Chief Financial Officer, will host the call and webcast at 8:30 AM EDT.

The conference call can be accessed live at 8:30 AM EDT this morning as follows:

U.S./Canada: Dial (877) 634-8606, reference Genta Incorporated.
International: Dial (706) 679-3140, reference Genta Incorporated.

The webcast will be available in the Investor Relations section of the Company’s website at: http://www.genta.com/genta/InvestorRelation/events.html and will be archived for 30 days.

This press release and the conference call to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2003.

SOURCE: Genta Incorporated

Genta Incorporated
Selected Condensed Consolidated Financial Data
(unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

Revenues:
Product sales - net	$251	$–	$624	$–
License fees/Development Funding/ Other	1,310	1,320	2,619	2,629
	1,561	1,320	3,243	2,629

Cost of goods sold	52	–	146	–

Gross margin	1,509	1,320	3,097	2,629

Costs and expenses:
Research and development	28,945	18,163	41,297	33,672

Selling, general and administrative	10,284	6,223	19,507	11,095

Total costs and expenses - gross	39,229	24,386	60,804	44,767
Aventis reimbursement	(8,531)	(19,433)	(15,964)	(28,590)

Total costs and expenses - net	30,698	4,953	44,840	16,177

Other income, principally net interest income	34	215	56	527

Net loss	$(29,155)	$(3,418)	$(41,687)	$(13,021)

Net loss per Common Share	$(0.37)	$(0.05)	$(0.53)	$(0.18)

Shares used in computing net loss per share	79,016	74,442	77,945	74,338

Condensed Consolidated Balance Sheet Data

	June 30 2004	June 30, 2003

Cash, cash equivalents and
marketable securities	$50,187	$97,189
Working capital	36,446	101,258
Total assets	74,583	127,069
Total stockholders' equity	(28,899)	35,419